Exhibit 99.1


[GRAPHIC OMITTED]
                          Company Contact:     Tom Reinckens
                                               Cache Inc.
                                               (212) 575-3246
Final For Release
                          Investor Relations:   Allison Malkin/Jane Thorn Leeson
                                                Integrated Corporate Relations
                                                (203) 682-8225/8276


          CACHE REPORTS 6% COMPARABLE STORE SALES INCREASE IN JULY 2007
                   COMPANY ANNOUNCES STOCK REPURCHASE PROGRAM

         New York, NY - July 30, 2007 - Cache Inc., (NASDAQ: CACH), a specialty chain of women's apparel stores with 294 stores currently open, reported July 2007 sales figures.

         Comparable store sales (sales for stores open at least one year or more) increased 6% during the 4-week July 2007 period compared to an increase of 2% in the prior-year period. Total net sales for the 4-week period ended July 28, 2007 increased $0.5 million or 3% to $16.5 million. Revenue for the 4-week fiscal 2006 period included $1.1 million in sales from the former Lillie Rubin chain.

         For the 30-week period ended July 28, 2007, comparable store sales increased 2%, as compared to an increase of 5% in the same period last year. Total net sales for the 30-week fiscal 2007 period increased $0.3 million or 0.2% to $151.8 million. Revenue for the 30-week fiscal 2006 period included $10.7 million in sales from the former Lillie Rubin chain.

         Mr. Brian Woolf, Cache's Chairman and Chief Executive Officer commented: "Our July comparable store sales increase of 6% reflected continued positive sales trends throughout the month, which accelerated in the final week of July. We believe our catalog also assisted us in increasing store traffic and driving sales. We continue to remain cautiously optimistic and believe the Company is positioned for improved performance."


STOCK REPURCHASE PROGRAM

         The Company today announced that its Board of Directors has approved a new stock repurchase program. This new program authorizes the Company to repurchase up to 1 million shares, currently 6% of its common stock outstanding, through the open market or in privately negotiated transactions, in accordance with SEC requirements.


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         The timing and the amount of any repurchases will be determined by the
Company's management, based on its evaluation of market conditions and other factors. The stock repurchase program will be funded using the Company's cash balances, which are adequate to support the stock repurchase program and Cache's operating business. As of June 30, 2007, the Company had 16,296,733 shares of common stock outstanding.

         Mr. Brian Woolf, Cache's Chairman and Chief Executive Officer commented: "We believe the Board's decision to initiate a stock repurchase program demonstrates its confidence in the Company and our ongoing growth strategies. This announcement also underscores our commitment to enhance long-term shareholder value and our belief in our ability to generate improved results by maximizing the value of our operating model."

ABOUT CACHE, INC.

         Cache is a nationwide, mall-based specialty retailer of sophisticated, social occasion sportswear and dresses targeting style-conscious women. Cache targets women between the ages of 25 and 45 who have a youthful attitude, are self-confident and fashion-conscious, and require a missy fit. We operate 294 Cache and Cache Luxe stores primarily situated in central locations in high traffic, upscale malls in 44 states, the Virgin Islands and Puerto Rico.

         Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, ability to successfully open new stores, introduction of the Cache Luxe concept, dependence on management, dependence on vendors and distributors, reliance on foreign manufacturers, material weakness in our internal controls, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.